Exhibit 99.1

Contacts:

Jenny Swanson
Director, Investor Relations
Universal Technical Institute, Inc.
(623) 445-9351

Universal Technical Institute, Inc. Announces Appointment of New Director

PHOENIX, May 5, 2008 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced the appointment of Alan E. Cabito, to its Board of Directors. Mr. Cabito will fill the vacancy created by the resignation of Kevin P. Knight. With the addition of Mr. Cabito, the Board will have nine members.

Mr. Cabito began his career with Toyota Motor Sales (TMS), U.S.A., Inc. in 1971. Over the course of his 36 year tenure at Toyota, Mr. Cabito served in a variety of roles including District Manager and Business Management Manager for the San Francisco region, Dealer Planning Manager, Sales Planning Manager, Market Planning and Research Manager, Import Manager, Corporate Import and Distribution Manager and most recently as Group Vice President, Sales Administration. Mr. Cabito also served as the President of AirFlite, Toyota’s fixed-base operation located at the Long Beach, California airport. Mr. Cabito retired in December 2007.

“Alan brings us tremendous sales and marketing experience from his tenure at Toyota that will benefit UTI significantly,” said Kimberly McWaters, President and Chief Executive Officer of UTI. “I am very pleased that Alan has agreed to join our Board,” said John C. White, Chairman of the Company’s Board of Directors. “We are fortunate to add someone with Alan’s experience in sales and marketing, as well as his leadership in matters of policy, personnel and strategy. We look forward to his contributions.”

About Universal Technical Institute
Universal Technical Institute Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uti.edu.

Statements in this press release concerning the future business condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance to differ materially from the performance discussed in the forward-looking statements. Factors that could affect the company’s actual performance include changes to federal and state educational funding, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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